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                                                                  Exhibit (k)(1)

                                BANKBOSTON, N.A.

                  STOCK TRANSFER AGENT SERVICES AGREEMENT FOR:

                    COLONIAL NEW YORK INSURED MUNICIPAL FUND

This Agreement sets forth the terms and conditions under which BankBoston, N.A. (hereinafter referred to as "BankBoston") will serve as sole Transfer Agent, Registrar, Dividend Disbursement and Dividend Reinvestment Agent for the Common Stock of Colonial New York Insured Municipal Fund (hereinafter referred to as "CNYIMF").

A.       TERM

         The term of this Agreement shall be for a period of three (3) years, commencing from the effective date of this Agreement, October 25, 1999.

B.       FEE FOR STANDARD SERVICES

         For the standard services as stated in Section C provided by BankBoston under this Agreement, CNYIMF will be charged as follows:

         $2,000.00                  Monthly Administrative Fee
         $2,500.00                  One-Time Project Fee To Establish New Fund

         Escalation: This Agreement shall be self renewing for additional three year term and the fees to be paid under this agreement after the initial three year term shall be readjusted upon agreement by both parties taking into account a number of factors, including service mix, volumes and the accumulated change in the National Employment Cost
         Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the contract, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased or decreased on this basis on each successive contract anniversary thereafter.

         Open Accounts: the terms of this Agreement will cover up to 2,000 Open Accounts per annum. Excess to be billed at $12.00 per Open Account.

C.       STANDARD SERVICES

         BankBoston agrees to provide the following services to CNYIMF in accordance with the standard fee set forth in Section B.

         Account Maintenance:

         1.   Establish  New  Fund  and  annual   services  as  Transfer  Agent,
              Registrar, Dividend Disbursement and Dividend Reinvestment

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              Agent.

         2. Maintaining shareholder accounts, including the processing of new accounts, preparation and mailing W-9 certifications to new accounts and closing accounts.

         3. Posting and acknowledging address changes, tax ID number changes and W-9 certification, and all other routine file maintenance adjustments.

         4.   On-line remote access to shareholder and Fund database.

         5.   Posting all transactions,  including routine and non-routine debit
              and  credit   certificates.   To  include  all  book  or  unissued
              shareholder transfer activity.

         6.   Issuance and registration of stock certificates annually. *

         7. Researching and responding to all written shareholder and broker inquiries and phone inquiries.

         8. Daily Transfer Activity Journals reflecting ownership changes to be mailed to CNYIMF at the close of each week if required.

         9. Processing all New York Window items, mail items and legal transfers.

         10. Processing Indemnity Bonds, placing certificate stop transfer orders and replacing lost certificates.

         11. Coding multiple accounts at a single household to suppress duplicate report mailings.

         12.  Maintaining closed accounts.


         Mailing & Report Production Services:

         1. Addressing and mailing four (4) registered shareholder reports or letters via First Class Mail per annum.

         2. Preparing two (2) full or partial shareholder reports (including Statistical Reports) per annum.

         3.   Preparing twelve (12) sets of shareholder labels per annum.

         4. Abandoned Property Reports provided at $1,000 per report and $3.00 per respondent.



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         Annual Meeting Services:

         1. Preparing one (1) full stockholder list as of the Annual Meeting record date.

         2.   Addressing proxy cards for registered shareholders.

         3. Enclosing and mailing proxy cards with proxy statement, annual report and postage paid return envelope to all registered shareholders.

         4. Preparing one (1) set of registered broker labels and one (1) list of registered brokers for the Broker Search.

         5.   Receiving, opening and examining returned proxies.

         6. Writing in connection with unsigned or improperly executed proxies.

         7. Tabulating returned proxies to include an unlimited number of proposals.

         8. Providing summary reports on the Proxy Vote Tabulation status as requested.

         9.   Interface with Solicitor appointed by CNYIMF.

         10. Preparing one (1) final Annual Meeting list reflecting how each account has voted on each proposal.

         11.  Attending the Annual Meeting as Inspector of Election.

         12.  Respondent Bank Services to include:

          - Processing each respondent bank omnibus proxy received.
          - Mailing respondent bank search cards.

                    Colonial New York Insured Municipal Fund


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Note: all out-of-pocket expenses including overprinting proxy cards, card stock, envelopes, postage and telecopy charges will be billed as incurred.

         Dividend Disbursement Services:

         As Dividend Disbursing and Paying Agent, BankBoston will perform the dividend related services listed, pursuant to the following terms and conditions:

         * All funds must be received by 1:00 p.m. Eastern Time on the Mail Date via Federal Funds Wire or BankBoston Bank Demand Deposit account debit.

         1. Preparing and mailing monthly dividend checks with an additional enclosure.

         2.  Providing Automated Clearinghouse Funds (ACH) services.

         3.  Replacing lost dividend checks.

         4.  Providing photo copies of cashed dividend checks if requested.

         5.  Processing and record keeping of accumulated uncashed dividends.

         6.  Reconciling paid and outstanding dividend checks.

         7. Coding RPO/SAUK accounts to suppress mailing dividend checks to undeliverable addresses.

         8. Effecting wire transfer of funds to Depository Trust Company on payable date.

         9. Preparing and filing Federal Information Returns (Form 1099-DIV) of dividends paid during the year and mailing Forms 1099-DIV to each shareholder.

         10. Preparing and filing State Information Returns of dividends paid during the year to shareholders resident within such State in accordance with current State Filing regulations.

         11. Preparing and filing annual withholding return (Form 1042) and payments to the government of income taxes withheld from
             Non-resident Aliens and mailing Forms 1042 to each foreign shareholder.

         12. Performing the following duties as required by the Interest and Dividend Tax Compliance Act of 1983:

          * Withholding tax from shareholder accounts not in compliance with the provisions of the Act.

          * Reconciling and reporting  taxes  withheld,  including additional
            1099  reporting  requirements,   to  the  Internal Revenue Service.

          * Responding to shareholders regarding the regulations.

          * Mailing to new accounts which have had taxes withheld, to inform them of procedures to be followed to cease future back-up withholding.

          * Annual   mailing  to  pre-1984   accounts   for  which  Tax
            Identification Numbers (TIN) have not yet been certified.

          * Performing shareholder file adjustments to reflect TIN certifications.

Note: Depository Wire charges required to fund dividend payments will be billed to CNYIMF as an expense.

                     Colonial New York Insured Municipal Fund
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         Dividend Reinvestment Services:

         1. As Administrator for the Open Market and/or Original Issue Dividend Reinvestment Plans ("DRP"), BankBoston will perform the listed DRP related services:

         2. Reinvestment and/or optional cash investment transactions of DRP participants. *

         3.  Processing DTC quarterly reinvestments at $250 per investment.

         4.  Preparing  and  mailing  a  year-to-date   dividend   reinvestment
             statement with an additional enclosure to DRP participants upon completion of each reinvestment.

         5. Preparing and mailing a year-to-date optional cash investment statement to participants upon the completion of each investment.

         6.  Maintaining DRP accounts and establishing new DRP accounts.

         7.  Processing sale/termination requests. *

         8.  Processing withdrawal requests.

         9. Providing CNYIMF with a Dividend Reinvestment Investment Summary Report for each reinvestment and/or optional cash investment.

         10. Providing Safekeeping for DRP participant stock certificates.

         11. Researching and responding to shareholder inquiries regarding the Plan.

         12. Preparing and mailing Forms 1099 and Forms 1042 to DRP participants and completing related filings with the IRS.

         13. Preparing, mailing and filing Form 1099B relating to DRP sales.


D.       LIMITATIONS

         The fees as stated in Section B include:

         * The issuance and registration of 2,000 stock certificates per annum. Excess to be billed at $1.50 per stock certificate.

         * A total of 20,000 DRP transactions (defined as a dividend reinvestment and/or cash investment), per annum. Excess to be billed at $1.25 each.

         * ACH $250 per investment, per fund.

         * DRP Redemptions (sales or withdrawals) to be billed at $10.00 each (shareholder paid)



                           Colonial New York Insured Municipal Fund
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E.       SERVICES NOT COVERED

         Items not included in the fees set forth in this Agreement for "Standard Services" Section B such as payment of stock dividends or splits or any other services associated with a special project will be billed separately on an appraisal basis.

         Services required by legislation or regulatory fiat which become effective after the date of this Agreement shall not be a part of the Standard Services and shall be billed by appraisal.

         All out-of-pocket expenses such as telephone line charges associated with toll free telephone calls, overprinting, insurance, stationary, envelopes, telecopy charges, excess material storage and disposal will be billed to CNYIMF as incurred.


F.       OTHER TERMS & CONDITIONS

         Good funds to cover postage expenses in relation to the mailing of Annual Meeting materials by BankBoston by 1:00 p.m. Eastern Time on the scheduled mailing date.

         Overtime charges will be assessed in the event material is delivered late for shareholder mailings unless the mail date is rescheduled to a later date. Such material includes, but is not limited to: proxy statements, annual, semi and quarterly reports, dividend enclosures and news releases. Receipt of material for mailing to shareholders must be received three (3) full business days in advance of the scheduled mail date.


G.       BILLING DEFINITION OF ACCOUNT MAINTENANCE

         For billing purposes, number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during the billing period.


H.       TERMINATION

         This Agreement may be terminated by either party upon sixty (60) days written notice to the other. However, BankBoston may terminate this Agreement upon written notice to CNYIMF if CNYIMF has breached its obligation as described in Section I set forth below by failing to make payment of invoices for a period of three (3) consecutive months and CNYIMF has failed to cure such breach within five (5) business days of receipt of such notice.

         Should CNYIMF or BankBoston exercise its right to terminate this Agreement, all reasonable out-of-pocket expenses associated with the transfer of records and material will be borne by CNYIMF. Out-of-pocket expenses may if required, include costs associated with any year-end Federal and/or State tax reporting responsibilities.


I.       PAYMENT FOR SERVICES

         It is agreed that invoices will be rendered and payable on a monthly basis. Each billing period will, therefore, be for a one (1) month duration. CNYIMF agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing invoice. Interest charges may begin to accrue on unpaid balances for more than forty-five (45) days.

                       Colonial New York Insured Municipal Fund
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J.       NON-ASSIGNABILITY

         This Agreement, and duties, obligations and services to be provided herein, may not be assigned or otherwise transferred without prior written consent of CNYIMF.


K.       CONFIDENTIALITY

         The information contained in this Agreement is confidential and proprietary in nature. By receiving this Agreement, both parties agree that none of its directors, officers, employees, or agents without the prior written consent of the other party will divulge, furnish or make accessible to any third party, except as permitted by the next sentence, any part of this Agreement or information in connection therewith which has been or may be made available to it. In this regard, both parties agree that they will limit their access to the Agreement and such information to only those officers and employees with responsibilities for analyzing the Agreement and to such independent consultants hired expressly for the purpose of assisting in such analysis. In addition, both parties agree that any persons to whom such information is properly disclosed shall be informed on the confidential nature of the Agreement and the information relating thereto, and shall be directed to treat the same appropriately.


L.       CONTRACT ACCEPTANCE

         In witness whereof, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Agreement.


M.       LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS (RIDER)

         A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the fund.


         BANKBOSTON, N.A.           COLONIAL NEW YORK INSURED MUNICIPAL FUND

         By: /s/ David D. Dixon     By: /s/ Nancy L. Conlin

         Title: Vice President      Title: Secretary


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